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                                                                   EXHIBIT 10.14

                                  May 18, 1998



Thomas E. Williams
President and Chief Executive Officer
Applied Extrusion Technologies, Inc.
3 Centennial Drive
Peabody, Massachusetts  01960


Dear Tom:

     On behalf of Applied Extrusion Technologies, Inc. (the "Company"), this letter confirms our mutual understanding that, under the terms of the Employment Agreement dated April 26, 1994 between you and the Company (as from time to time in effect, the "Agreement"): (i) your employment may not be terminated by the Company prior to the end of the "Employment Period" (as such term is used in the Agreement, the "Employment Period"), except for a reason specified in Section 4(b), 4(c) or 4(d) of the Agreement, (ii) Sections 4(c), 4(e) and 4(f) of the Agreement have been amended to delete any and all references to your finding other employment, including without limitation any requirement that you look for, and any consequence of your finding, other employment, (iii) the date "April 25, 1999" has been replaced, each place it occurs in the Agreement, with the phrase "the last day of the Employment Period", and the date "April 26, 1999" has been replaced, each place it occurs in the Agreement, with the phrase "the day immediately following the last day of the Employment Period", and (iv) if your employment is terminated by the Company prior to the end of the Employment Period for any reason or for no reason (including without limitation any such termination for a reason specified in Section 4(b) or 4(c) of the Agreement, but excluding any such termination pursuant to Section 4(d) of the Agreement), or if your employment is terminated by you prior to the end of the Employment Period in accordance with Section 4(f) of the Agreement, (a) you (or, upon your death, such person as you shall have designated in notice filed with the Company, or, if no such person shall have been designated, your estate) will continue to be entitled to the compensation and (unless you shall have died) benefits (or the equivalent thereof in all material respects if continuation of participation in benefit plans is not able to be continued under applicable law or benefit plan terms) specified in the Agreement for the remainder of the Employment Period as if such termination had not occurred (and the bonus payable to you (or, upon your death, to such other person or your estate) pursuant to
Section 3(b) of the Agreement during such remainder of the Employment Period shall be an annual amount (pro rated, for periods less than a year) equal to the average annual amount of bonus paid to you over the five years immediately preceding such termination), (b) the "Termination Date" (as such term is used in the Agreement, the "Termination Date") shall be deemed to be the date immediately following the last day of the



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Employment Period as if such termination of employment had not occurred, (c)
unless such termination was for a reason specified in Section 4(b), 4(c) or 4(d) of the Agreement, on and after the Termination Date, you will be entitled to continued payment of compensation and provision of benefits (or the equivalent thereof in all material respects if continuation of participation in benefit plans is not able to be continued under applicable law or benefit plan terms) in accordance with Section 4(e) or 4(f) (as applicable) of the Agreement until the earlier of (1) twenty-four (24) months from the Termination Date or (2) the date which is sixty (60) months after the date of such termination of employment, and
(d) if such termination was for a reason specified in Section 4(b) or 4(c) of the Agreement, you will, in addition, be entitled to the payments and benefits specified in such Section on the terms and conditions set forth therein. Notwithstanding the foregoing, if, following termination of your employment with the Company, you shall be entitled to receive from a subsequent employer one or more benefits comparable to those provided by the Company, the Company shall no longer be required to provide you with such comparable benefits.

     In addition, this letter confirms the agreement between you and the Company, as approved by resolution of the Stock Option and Compensation Committee of the Board of Directors dated May 17, 1998, providing that, in consideration of your continued services on behalf of the Company, in the event of a change of control of the Company (as "change of control" is defined in Exhibit A to the Company's 1991 Stock Option Plan for Directors, a copy of which is attached), (i) the date which is the earliest date on which the Employment Period may end under the Agreement will automatically be extended to the date which is five years from the date of such change of control, (ii) all outstanding stock options held by you will automatically vest (to the extent not already vested) and (iii) all references in the Agreement to the termination of your employment for "cause", and the consequences thereof, will be automatically deleted, and any subsequent termination of your employment by the Company shall be deemed to have been without "cause" (unless such termination is for a reason specified in Section 4(b) or 4(c) of the Agreement).



                                            Sincerely yours,

                                            APPLIED EXTRUSION TECHNOLOGIES, INC.

                                            By /s/ Amin J. Khoury
                                               ------------------------
                                               Amin J. Khoury, Chairman


Agreed and accepted as of May 18, 1998


/s/ Thomas E. Williams
----------------------
Thomas E. Williams